Exhibit 99.1

RXO Names Troy Cooper to Board of Directors

CHARLOTTE, N.C. — June 14, 2024 — RXO (NYSE: RXO), a leading provider of asset-light transportation solutions, announced the appointment of Troy Cooper to its Board of Directors.

Brad Jacobs, non-executive chairman of RXO said, "Troy's deep understanding of the truck brokerage industry, coupled with his impressive operational and financial expertise, will be tremendous assets to both the RXO board and the company."

Cooper is a transportation industry veteran with more than 11 years of experience in supply chain operations, including brokerage. He joined XPO in September 2011 as the senior vice president of operations and launched the company’s Charlotte, N.C., truck brokerage hub (now part of RXO) in 2012. Later, Cooper was promoted to chief operating officer and then chief executive officer of XPO Logistics Europe. In April 2018, he was named president of XPO’s global operations. During his tenure with the company, Cooper played an integral role in driving XPO’s growth. He retired from XPO in 2022.

Earlier in his career, Cooper served as the vice president and group controller at United Rentals where he played an instrumental role in the integration of more than 200 acquisitions across North America. He also served as the division controller at United Waste Systems. Cooper began his career in public accounting at Arthur Anderson. He graduated from Marietta College with a degree in accounting.

With the addition of Cooper, the RXO board now has nine directors, six of whom are independent.

For more information on RXO, visit www.rxo.com.
About RXO
RXO (NYSE: RXO) is a leading provider of asset-light transportation solutions. RXO offers tech-enabled truck brokerage services together with complementary solutions including managed transportation, freight forwarding and last mile delivery. The company combines massive capacity and cutting-edge technology to move freight efficiently through supply chains across North America. The company is headquartered in Charlotte, N.C. Visit RXO.com for more information and connect with RXO on Facebook, X, LinkedIn, Instagram and YouTube.
Media Contact
Erin Kelly
erin.kelly@rxo.com